Exhibit 99.1

Summary of Real Estate Acquisition Strategy

Nexia’s plans for growing its real estate portfolio and creating value for its shareholders will center on a concept that we will call “real estate backed securities.”  The plan is to capitalize upon large portfolios of residential real estate held by banks as a result of subprime or other foreclosed loans underwritten by banks or other financial institutions.

Nexia’s management understands that many of these distressed properties have been devalued as result of a tight credit markets and numerous other factors.  Investors with cash are in the drivers’ seat.  These investors can purchase large swaths of properties for pennies on the dollar.  But, how can they recoup their initial investment in order to increase the velocity and power of their hard earned cash?  By getting their cash back as soon as possible and redeploying the cash as many times as possible while the markets for these properties are severely depressed.

Typically, the only exit strategy a hard money type real estate investor has is to:
1.	Quickly resell the properties
2.	Obtain bank financing or other financing to pull their capital out of the properties
3.	Lease or rent the properties which may require additional capital to rehabilitate the properties.
4.	Provide seller financing.

None of the options above, by themselves, are good quality options.  In fact, properties in the Midwest and other difficult regions in the U.S. cannot be moved out quickly with a nice rate of return.  Obtaining bank financing for properties that have been foreclosed upon is next to impossible given the tighten credit conditions.  The probability of quickly reselling these properties on a massive scale is not viable, if credit is not available to the average American.  Leasing the properties or providing seller financing is a good option but requires cash being tied up for years until the economy turns around.  There are many questions and no certainty as to when this will occur.

The potential for massive returns can be created while hedging risk through a system whereby the holder of this real estate sells the real estate in exchange for a stated value Preferred Security while maintaining a lien on the real estate for their initial investment plus a reasonable rate of return.

The investor, through Nexia, has all of the options above, plus an additional exit strategy:  selling sufficient securities to recoup their initial capital plus gain a reasonable rate of return on their investment.  Under the new rules enacted by the Securities and Exchange Commission, after a non-affiliate has been at risk for over six months they can look to the public markets to liquidate their securities.  In other words, six months after Nexia purchases the properties the seller may convert their preferred stock into shares of common stock in a controlled and incremental fashion.  This would give the seller the option liquidate their shares and convert their holding to cash.

The question becomes why would anyone want to buy shares in a small cap company like Nexia?  Individual investors that are looking for a home run have the opportunity for tremendous upside potential which is not typically available in highly priced securities.  Nexia’s goal is to aggressively build its balance sheet and cash flows so that it becomes a serious real estate concern.  Once Nexia’s market cap exceeds $75M and its net worth exceeds $5M many regulatory doors open up.  The risk to reward benefit becomes apparent to individual investors who seek an incredible upside potential.

A strong liquid market for Nexia’s common stock will attract even greater interest.  Nexia can then look to hedge funds, broker dealers and the public at large to become market participants.  Many of these small firms may be interested in buying the preferred shares at a discount to their stated value which will speed the process of recouping the cash that was initially laid out by the bold investor that bought the bank owned real estate.  This will allow the same investors to quickly reinvest their cash and potentially repeat the entire process and reap even greater rewards because the size of the transactions will become larger and potentially more lucrative.

Money soon begets more money.  Liquidity begets more liquidity.   The common stock of Nexia becomes very attractive to investors because the initial purchase of the properties was at depressed prices while times were tough.  Nexia’s cash flows are preserved and used to improve, lease, and sell the properties at appropriate levels and times.  Remember, Nexia in the initial stages of this process will only lay out nominal sums of cash to initially acquire the properties while the real estate market is depressed.  Its balance sheet has the potential to grow exponentially.  The credit crunch will ease and Nexia only needs to stay the course until it is able to look to bank financing and other sources of traditional financing to further improve its cash position.

Right now very few people know that Nexia exists.  Nexia is in the process of branding itself and marketing its current products.  Nexia has already partnered with Clearvision, Inc. to brand its name.  In addition, Nexia is looking to promoters to spread the word about the opportunities that Nexia will present on a large scale basis.  Nexia is not looking to Wall Street for money.  It is looking to Main Street.  It is giving potentially millions of ordinary people the opportunity to invest a little and gain a lot.

All of the people being kicked out their homes will need affordable housing which Nexia can provide, since its properties will not be encumbered with large debt to service.

This is the formula for acquiring millions of dollars in residential real estate and partnering up with construction companies and outside management firms.  This transaction is a win for the banks that need to get the excess inventories off their books and a win for small investors that invest into Nexia’s common stock in a responsible fashion.

Since Nexia is a holding company, it will be looking for other non-real estate projects to further diversify itself.  We have succeeded in the salon industry since November 2005 selling Aveda™ products and salon services at Landis Lifestyle Salons and we anticipate adding more locations to further our success.  For more information on Nexia Holdings, Inc. and its diverse holdings go online to www.nexiaholdings.com.

Disclaimer:  This is not a solicitation to buy or sell securities.

Contact:
Richard Surber, CEO/President
Nexia Holdings, Inc. (OTCBB: NXHD)
59 West 100 South, SLC UT 84101
801-575-8073 x 106 -- Cell:  801-580-7172
richardsurber@nexiaholdings.com
www.nexiaholdings.com